Exhibit 21.1

Subsidiaries of the Registrant

Labstyle Innovation Ltd., an Israeli company

Upright Technologies Ltd., an Israeli company

Upright Technologies Inc., a Delaware company

PsyInnovations Inc., a Delaware company

PsyInnovations India Private Limited., an Indian company